Exhibit 10.22

M E M O R A N D U M

TO:	Donald J. Listwin
FROM:	Compensation Committee of the Board
DATE:	August 7, 2002
RE:	Stock Option Cancellation and Options Agreement

This memorandum (the “Memorandum”) sets forth and describes the terms and conditions of the agreement between you and Openwave Systems Inc. (the “Company”) regarding the handling of compensatory stock options granted to you by the Company. In return for your agreement to cancel the five million three hundred thousand (5,300,000) stock options granted to you on October 30, 2001 (the “Cancelled Options”), the Company agrees to grant to you new options to acquire five million three hundred thousand (5,300,000) shares of the Company’s common stock (the “Replacement Options”) to replace the Cancelled Options. The Replacement Options will be granted between six months and one day and seven months after the cancellation date, provided that you continue as an employee of the Company from now through and including the grant date for the Replacement Options, and will have a per share exercise price equal to 100% of the fair market value of the Common Stock at the time of grant. All Restricted Shares and Replacement Options will be subject to the terms described below in this Memorandum.

DETAILS OF THE AGREEMENT

The Cancelled Options will be cancelled effective upon your signing the acknowledgement page attached to the Memorandum (the “Effective Date”).

In addition, on a date selected by the Company which falls between six months and one day and seven months (the “Replacement Grant Period”) after the Effective Date (the “Option Grant Date”), the Company will grant to you new options to acquire five million three hundred thousand (5,300,000) shares of the Company’s common stock to the extent shares are available for such purpose, subject to equitable adjustments for changes in the Company’s capitalization (the “Replacement Options”). To the extent insufficient shares are available during the Replacement Grant Period, the Company will grant to you new options to acquire the remaining shares promptly after those shares become available on a date determined by the Compensation Committee of the Board.

New Exercise Price.    The per share exercise price of each Replacement Option will be equal to the fair market value of the Company’s common stock on the Option Grant Date. Accordingly, the exercise price for the Replacement Options cannot presently be determined.

The cancelled Old Options may have an exercise price that is less than the exercise price of the Replacement Options.

Continuous Employment.    The Replacement Options will be granted on the Option Grant Date. If you are not continuously employed by the Company from now through and including the Option Grant Date, you will not be granted any Replacement Options, even if you are subsequently re-employed by the Company. As part of the consideration for your agreement to cancel the Remaining Options, the Company agrees that it will not terminate your employment with the Company prior to the Option Grant Date. However, this commitment does not restrict the ability of the Company to terminate your status as an officer of the Company at any time and to remove you as a member of the Company’s Board of Directors in accordance with the Company’s Articles of Incorporation, By-laws, and the Delaware General Corporation Law.

Vesting.    The Replacement Options will have the same vesting commencement date and vesting schedule as the corresponding Cancelled Option. Therefore, on the Replacement Option Grant Date, each Replacement Option shall be vested to the same extent that you would have been vested in your respective Cancelled Option, provided that you remain employed by the Company through and including the Option Grant Date.

Other Terms.    The other terms of the Replacement Options will in no way be materially less advantageous to you than the terms of the Old Options, which they replace.

ACKNOWLEDGEMENT PAGE

I have received and carefully reviewed the Memorandum dated August 7, 2002 from the Compensation Committee of the Board regarding the stock option cancellation agreement between me and the Company.

I hereby agree to cancel, upon the terms and conditions stated in the Memorandum, the Cancelled Options.

I agree to deliver to the Company, if so requested by the Company in order to evidence the cancellation of the Cancelled Options, the original stock option grant form(s) for such Cancelled Options. I acknowledge that I will have no right to exercise all or any part of the cancelled Old Options in any event. I further acknowledge and agree that acceptance of this agreement will not be construed as a right to continued employment with the Company or a right to continue to serve as an officer or member of the Board or in any other specific capacity, except as explicitly set forth in the Memorandum.

Donald J. Listwin
(Print Name)	(Signature)

Date

OPENWAVE SYSTEMS INC.

OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT (the “Agreement”) is made as of the 7th day of August, 2002 by and between Openwave Systems Inc., a Delaware corporation (the “Company”), and Donald J. Listwin, an individual (the “Optionee”).

WHEREAS, the Company previously granted four (4) stock options to the Optionee on October 30, 2001 pursuant to the Company’s 1996 Stock Plan for an aggregate of five million three hundred thousand (5,300,000) shares of the common stock of the Company (the “Options”) at an exercise price of $7.81 per share; and

WHEREAS, for valuable consideration, the Optionee desires to cancel the Options in their entirety.

NOW, THEREFORE, IT IS AGREED AND ACKNOWLEDGED, by and between the Company and the Optionee that the Options are cancelled as of the date hereof and that the Options are hereby cancelled.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AGREED AND ACCEPTED:	OPENWAVE SYSTEMS INC.

By:

Title:
1400 Seaport Boulevard
Redwood City, California 94063

OPTIONEE:

DONALD J. LISTWIN
14170 Baleri Ranch Road
Los Altos, California 94022

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